                                                                Exhibit 11.1



                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES

                Calculation of Primary Earnings Per Common Share

                                 Six months ended       Three months ended
                                     June 30,                 June 30,
                             ---------------------    ----------------------
                                1996         1997        1996         1997
                             ---------   ---------    ---------   ----------
Net income                  $1,063,810  $4,382,106   $  308,981  $( 986,084)
                             =========   =========    =========   =========
Weighted average number of:

  Common shares outstanding  7,310,514   7,369,178    7,361,402   7,369,178

  Dilutive common equivalents  114,814       2,427      172,626       2,702
                             ---------   ---------    ---------   ---------
Total                        7,425,328   7,371,605    7,534,028   7,371,880
                             =========   =========    =========   =========

Earnings per share          $     0.14  $   (0.59)   $     0.04  $    (0.13)
                             =========   =========    =========   =========

                  Earnings per share assuming full dilution are identical to primary earnings per share.